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                                                                     Exhibit 5



                           SIMPSON THACHER & BARTLETT
             A PARTNERSHIP WHICH INCLUDES PROFESSIONAL CORPORATION
                              425 LEXINGTON AVENUE
                           NEW YORK, N.Y. 10017-3954
                                 (212) 455-2000
                              FAX: (212) 455-2502




                                                           April 1, 1999




American Restaurant Group, Inc.
450 Newport Center Drive
Newport Beach, CA 92660



Ladies and Gentlemen:



     We have acted as counsel for American Restaurant Group, Inc. A Delaware corporation (the "Company") in connection with the Registration Statement on Form S-2 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities
Act of 1933, as amended (the "Securities Act"), relating to the registration by the Company of $31, 083,000 aggregate principal amount of the Company's 11 1/2% Senior Secured Notes due 2003 (the "Notes"), 26,188 shares of its 12% Senior Pay-in Kind Exchangeable Preferred Stock (the "Preferred Stock") and its $26,188,000 aggregate principal amount of 12% Senior Subordinated Debentures due 2003 issuable in exchange for the Preferred Stock (the "Debentures").
     The Notes were issued under the Indenture dated as of February 25, 1998 (the "Note Indenture") between the Company and U.S. Trust Company of California, N.A., as trustee, which was filed as an exhibit to the Company's Annual Report on Form 10-K dated December 29, 1997 filed with the Commission on March 30, 1998 (the "1998 10-K"); the Preferred Stock was issued pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Company, and the certificate of designations for the Preferred Stock (the

"Certificate of Designations") filed as exhibits to the 1998 10-K; and
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American Restaurant Group, Inc.                                   April 1, 1999



the Debentures, if and when issued, will be issued under an indenture (the "Debenture Indenture") to be entered into between the Company and a trustee, a form of which was filed as an exhibit to the Registration Statement on Form S-4 (Registration No. 333-55861) originally filed with the Securities and Exchange Commission on June 2, 1998 and as amended by filing of Amendment No. 1 thereto on July 29, 1998.



     We have examined the Registration Statement, the Note Indenture, the Certificate of Designations and the form of Debenture Indenture. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents, and have made such other and further investigations, as we have deemed relevant and necessary in connection with the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as duplicates or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that, at the time of execution, issuance and delivery of the Debentures, the Debenture Indenture will be duly authorized, executed and delivered by the Company.



     Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:



     1. The Notes have been duly authorized, executed and delivered and constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
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American Restaurant Group, Inc.                               April 1, 1999



     2. The 20,167 outstanding shares of Preferred Stock have been duly authorized, executed, issued and delivered and are validly issued, fully paid and non-assessable.



     3. The 6,021 shares of Preferred Stock which have not been issued and are being registered under the Registration Statement will, issued, when duly authorized by all necessary corporate action by the Company, and when executed, issued and delivered as dividends on the Preferred Stock pursuant to the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.



     4. The Debentures have been duly authorized and, when duly issued and executed by the Company, duly authenticated by the Debenture Trustee and delivered against receipt of shares of Preferred Stock surrendered in exchange therefor in accordance with the terms of the Certificate of Designations and the Debentures Indenture, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.



     Our opinions set forth in paragraphs 1 and 4 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principals (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.



     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the state of New York, the federal law of the United States and the Delaware General Corporation Law.


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American Restaurant Group, Inc.                               April 1, 1999



     This opinion is rendered to you solely in connection with the above-described transaction and may not be relied upon for any other purpose without our prior written consent.



     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.



                                                  Very truly yours,



                                                  /s/ Simpson Thacher & Bartlett



                                                  SIMPSON THACHER & BARTLETT